Exhibit 3.1

ARTICLES OF AMENDMENT

OF

CAROLINA BANK HOLDINGS, INC.

Carolina Bank Holdings, Inc., a corporation organized and existing under the laws of the State of North Carolina (the “Corporation”), for the purpose of amending its articles of incorporation to set forth the authorized capitalization of the Corporation and to fix the preferences, limitations, and relative rights of a new series of its preferred stock in accordance with the provisions of sections 55-6-02 and 55-10-06 of the General Statutes of North Carolina, hereby submits these Articles of Amendment:

1.	The name of the corporation is Carolina Bank Holdings, Inc.

2.	Article II of the Articles of Incorporation of the Corporation shall be amended and restated to set forth the authorized capitalization of the Corporation and to set forth the terms of the Corporation’s Series B Non-Voting Convertible Preferred Stock, such amended and restated Article II to read in its entirety as follows:

ARTICLE II

A. Authorized Capital. The Corporation shall have authority to issue a total of 21,000,000 shares of capital stock. The capital stock shall consist of 20,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share and 1,000,000 shares of Preferred Stock, no par value. The preferences, limitations and relative rights of the shares of Preferred Stock shall be designated by the Board of Directors and may be issued in one or more series.

B. Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 16,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in these Articles of Amendment (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $4,000,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means the Original Issue Date.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

C. Series B Non-Voting Convertible Preferred Stock

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series B Non-Voting Convertible Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 15,500.

Part 2. Designation of Preferences, Limitations and Relative Rights. The attached Designation of Preferences, Limitations and Relative Rights of the Corporation’s Series B Non-Voting Convertible Preferred Stock contained in Annex B attached hereto are incorporated herein by reference in its entirety.

3.	The amendments to the articles of incorporation contained herein do not require shareholder approval pursuant to section 55-6-02 of the North Carolina General Statutes, because they create new series of shares of a class that has no outstanding shares and do not affect a series of a class of shares in one or more of the ways described in section 55-10-04 of the North Carolina General Statutes. The amendments to the articles of incorporation were duly adopted by the board of directors of the Corporation on March 17, 2015.

4.	These articles will become effective upon filing with the Department of the Secretary of State.

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IN WITNESS WHEREOF, Carolina Bank Holdings, Inc. has caused these articles of amendment to be signed by Robert T. Braswell, its president and chief executive officer, this 27th day of March 2015.

CAROLINA BANK HOLDINGS, INC.

/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

Annex A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles of Amendment. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Articles of Amendment” means the Articles of Amendment relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as may be amended from time to time.

(d) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(e) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(f) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

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(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Articles of Amendment relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

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Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Articles of Amendment).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

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When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

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(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant articles of amendment for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

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The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

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(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

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(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Amendment for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Amendment for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

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(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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Annex B

DESIGNATION OF PREFERENCES, Limitations AND RELATIVE RIGHTS

OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

CAROLINA BANK HOLDINGS, INC.

Pursuant to the authority conferred upon the Board of Directors of Carolina Bank Holdings, Inc. (the “Corporation”) in accordance with the provisions of the Articles of Incorporation and the North Carolina Business Corporation Act, a series of preferred stock, no par value per share, of the Corporation be and hereby is created, and the designation and number of shares thereof and preferences and relative rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.	Definitions. As used herein, the following terms have the following meanings:

a)	"Affiliate" has the meaning set forth in 12 C.F.R. §225.2(a) or any successor provision.

b)	“Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended and in effect from time to time.

c)	“As-Converted Preferred Dividend” means, with respect to any Dividend declared, paid or set aside on shares of Common Stock, the product of (i) the per share Dividend on the Common Stock and (ii) the number of shares of Common Stock into which a share of Series B Preferred Stock would then be convertible (assuming receipt of the shareholder approval of the conversion of the Series B Preferred Stock to Common Stock pursuant to Section 5(b)(i) below and without regard to any limitations on conversion of the Series B Preferred Stock).

d)	"Board of Directors" means the board of directors of the Corporation.

e)	“Business Day" means any day other than a Saturday or a Sunday or a day on which banks in the State of North Carolina are authorized or required by law, executive order or regulation to close.

f)	"Bylaws" means the Bylaws of the Corporation, as amended and in effect from time to time.

g)	"Certificate" means a certificate representing one or more shares of Series B Preferred Stock.

h)	"Certificate of Designation" means this Certificate of Designation of Preferences, Limitations and Relative Rights of Series B Preferred Stock.

i)	"Closing Price" of the Corporation’s Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Market on such date. If the Corporation’s Common Stock (or other relevant capital stock or equity interest) is not traded on The NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

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As used herein, all references herein to the “Closing Price” and “last reported sale price” of the Corporation’s Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Global Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Global Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Global Market shall govern.

j)	"Common Stock" means the common stock of the Corporation, $1.00 par value per share.

k)	"Corporation" means Carolina Bank Holdings, Inc., a corporation organized and existing under the laws of the State of North Carolina, and any successor Person.

l)	"Dividends" has the meaning set forth in Section 3(a).

m)	"Dividend Period" has the meaning set forth in Section 3(a).

n)	“Fixed Preferred Dividend” has the meaning set forth in Section 3(a).

o)	"Mandatory Conversion" has the meaning set forth in Section 5(b)(i).

p)	"Mandatory Conversion Date" has the meaning set forth in Section 5(b)(i).

q)	"Permissible Transfer" means a transfer by the holder of Series B Preferred Stock (i) to an Affiliate of such holder or to the Corporation, (ii) in a widespread public distribution of Common Stock or Series B Preferred Stock, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities of the Corporation (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the Voting Securities of the Corporation (not including Voting Securities such Person is acquiring from the transferor).

r)	"Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

s)	"Reorganization Event" means (i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property or assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 3(b) below), of the Common Stock into securities including securities other than Common Stock.

t)	"Series B Liquidation Preference" has the meaning set forth in Section 4(b).

u)	"Series B Preferred Stock" has the meaning set forth in Section 2.

v)	“Trading Day” means a day on which the shares of Common Stock:

a.	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

b.	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

w)	"Voting Security" has the meaning set forth in 12 C.F.R. §225.2(q) or any successor provision.

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2.     Designation and Amount. There shall be a series of preferred stock of the Corporation, of no par value per share, which shall be designated "Series B Non-Voting Convertible Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting that series shall be 15,500. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of Articles of Amendment in accordance with the provisions of the laws of the State of North Carolina stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number that is less than the number of shares of Series B Preferred Stock then outstanding plus the number of shares of Series B Preferred Stock issuable upon exercise of then outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance.

3.	Dividends and Distributions; Adjustments for Combinations and Divisions of Common Stock.

a)	Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative Dividends (as defined below) in the amounts determined as set forth in this Section 3, and no more. The Series B Preferred Stock will rank (x) subordinate and junior to the Corporation’s Fixed Rate Cumulative Perpetual Preferred, Series A, and to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series B Preferred Stock as to dividend rights, and (y) senior to the Common Stock (and each other class or series of capital stock of the Corporation established after the shares of the Series B Preferred Stock are first issued by the Corporation, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights), in each case with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to the issuance of any rights to purchase stock, warrants, securities or other property (collectively, the "Dividends").

So long as any shares of Series B Preferred Stock remain outstanding, no Dividends will be payable on (and the Corporation shall not, directly or indirectly, redeem, purchase or acquire any of) the Common Stock or any other class or series of capital stock of the Corporation ranking with respect to Dividends junior to the Series B Preferred Stock (other than (I) redemptions, purchases or other acquisitions of Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, and (II) any purchase of fractional interests in shares of Common Stock pursuant to the conversion or exchange provisions of capital stock or the securities being converted or exchanged) unless all dividends payable pursuant to this Section 3 on all outstanding shares of the Series B Preferred Stock for any Dividend Period have been declared and paid, or declared and funds set aside therefor; provided,  however, that if a stock Dividend is declared on Common Stock, the holders of Series B Preferred Stock will be entitled to a stock As-Converted Preferred Dividend payable solely in shares of Series B Preferred Stock.

The holders of record of Series B Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, the As-Converted Preferred Dividend. As-Converted Preferred Dividends that are payable on Series B Preferred Stock will be payable to the holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend on the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series B Preferred Stock will have no right to receive any As-Converted Preferred Dividends. Notwithstanding the foregoing, in the event the shareholders of the Corporation do not approve the conversion of the Series B Preferred Stock to Common Stock within six (6) months of issuance pursuant to Section 5(b)(i) below, the holders of record of Series B Preferred Stock shall be entitled to receive as, when, and if declared by the Board of Directors, Dividends on each share of Series B Preferred Stock equal to nine percent (9.0%) of liquidation value per annum or $87.75 per share (the “Fixed Preferred Dividend”) subject to adjustment, as provided in Section 3(b) and Section 6 below.  Such Fixed Preferred Dividends will be payable semi-annually in arrears on March 31 and September 30 (a "Fixed Preferred Dividend Payment Date"), beginning on September 30, 2015, unless and until the Mandatory Conversion as defined herein; provided that, in the event that the aggregate As-Converted Preferred Dividends for such Dividend Period are greater than the Fixed Preferred Dividend, each outstanding share of Series B Preferred Stock shall be entitled to receive an amount equal to the aggregate As-Converted Preferred Dividends for such Dividend Period rather than the Fixed Preferred Dividend. Each Fixed Preferred Dividend that is payable pursuant to this Section 3(a) will be payable to the holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on the 15th calendar day before the applicable Fixed Preferred Dividend Payment Date occurs.

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If a Fixed Preferred Dividend Payment Date is not a Business Day, then the Fixed Preferred Dividend, if any, that would otherwise be payable on that date shall be paid the next Business Day, without any adjustment to the amount. A “Dividend Period” is the period from and including a Fixed Preferred Dividend Payment Date to, but excluding, the next Fixed Preferred Dividend Payment Date, except that the initial Dividend Period will commence on the date on which shares of the Series B Preferred Stock are first issued. Dividends payable pursuant to Section 3(a) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360.

b)	Subject to Section 6 below, in the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Series B Preferred Stock will, concurrently with the effectiveness of such event, be proportionately split, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Common Stock and Series B Preferred Stock outstanding immediately following such event shall bear the same relationship to each other as did the number of shares of Common Stock and Series B Preferred Stock outstanding immediately prior to such event.

c)	If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is prior to the record date for any declared Fixed Preferred Dividend applicable to any Dividend Period, the holder of such share of Series B Preferred Stock converted on the Mandatory Conversion Date will not have the right to receive any Fixed Preferred Dividends on the Series B Preferred Stock with respect to such Dividend Period. If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is after the record date for any declared Dividend on shares of Series B Preferred Stock and prior to the dividend payment date for such Dividend, the record holder thereof as of such record date shall receive that Dividend on the relevant dividend payment date.

d)	Dividends on the Series B Preferred Stock will not be cumulative. If the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a Dividend on the Series B Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, be payable on the applicable dividend payment date or be cumulative, and the Corporation will have no obligation to pay any Dividend for that Dividend Period, whether or not the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors declares a Dividend for any future Dividend Period with respect to the Series B Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s preferred stock.

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4.	Liquidation, Dissolution or Winding Up.

a)	Rank. The Series B Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank pari passu with the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and subordinate and junior in right of payment to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series B Preferred Stock and shall rank senior to the Common Stock in respect of the Series B Liquidation Preference as set forth below.

b)	Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any holders of securities to which the rights of the holders of the Series B Preferred Stock are subordinate or on parity, the holders of Series B Preferred Stock shall be entitled to receive, and no distribution shall be made to the holders of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up to the Series B Preferred Stock, unless, prior thereto, the holders of Series B Preferred Stock shall have received an amount (the "Series B Liquidation Preference") equal to the greater of (i) Nine Hundred Seventy-Five dollars ($975) per share plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, and (ii) the amount the holder of such share of Series B Preferred Stock would receive in respect of such share if such share had been converted into Common Stock at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series B Preferred Stock at such time, without regard to any limitations on conversion of the Series B Preferred Stock).

c)	In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series B Preferred Stock and the holders of such parity securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

d)	Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.	Transfer; Conversion.

a)	Transfer. Neither the initial holder of any share of Series B Preferred Stock nor any of its Affiliates shall be permitted to sell, transfer or otherwise dispose of such Series B Preferred Stock other than in a Permissible Transfer.

b)	Conversion.

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i.	Subject to approval by the shareholders of the Corporation, upon the close of business three (3) Business Days following the Corporation’s receipt of shareholder approval for the issuance of the Common Stock issuable upon conversion of the Series B Preferred Stock (“Shareholder Approval”), each share of Series B Preferred Stock will be automatically converted into One Hundred (100) shares of Common Stock (the “Mandatory Conversion” and such date, the "Mandatory Conversion Date"), subject to adjustment, as provided in Section 3(b) and Section 6 below; provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 33.3% of the total equity of the Corporation or 9.99% of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder and its Affiliates of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series B Preferred Stock) (the “Ownership Limit”). In any such conversion, each outstanding share of Series B Preferred Stock will convert into One Hundred (100) shares of Common Stock. Following the Mandatory Conversion, the holder shall surrender the certificate or certificates evidencing such shares of Series B Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation, and the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the Series B Preferred Stock has been converted and, if applicable, a certificate for the number of shares of Series B Preferred Stock which was not converted due to the Ownership Limit.

ii.	Shares of Series B Preferred Stock that cannot be converted into shares of Common Stock on the Mandatory Conversion Date due to the Ownership Limit shall remain outstanding and shall not be converted into Common Stock until the transfer by the holder of such shares of Series B Preferred Stock to a non-Affiliate transferee pursuant to a Permissible Transfer (upon which, such shares shall be automatically converted into shares of Common Stock at the then-applicable conversion rate on the date of such transfer).

iii.	Shares of Series B Preferred Stock converted in accordance with this Section 5 shall cease to be outstanding and will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance, subject to the right of the holder of shares of Series B Preferred Stock immediately prior to such conversion to receive any declared and unpaid Dividends on such shares of Series B Preferred Stock to the extent the record date with respect thereto was prior to such conversion. In the event that a holder of Series B Preferred Stock shall not have by written notice to the Corporation designated the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation. The Person or Persons entitled to receive the Common Stock (and/or cash, securities or other property) issuable upon conversion of Series B Preferred Stock shall automatically be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the time of such conversion.

iv.	Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such shares of Series B Preferred Stock, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock (including voting rights) by virtue of holding such share of Series B Preferred Stock.

v.	All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

vi.	No fractional shares of Common Stock will be issued as a result the conversion of shares of Series B Preferred Stock.

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i.	In lieu of any fractional share of Common Stock otherwise issuable in respect of the conversion pursuant to Section 5(b) hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the Trading Day immediately preceding the Mandatory Conversion Date.

ii.	If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

vii.	Upon receipt of Shareholder Approval, the Corporation shall provide promptly, but in any event within three (3) Business Days, notice of Mandatory Conversion to each holder of Series B Preferred Stock (such notice a “Notice of Conversion”). In addition to any information required by applicable law or regulation, the Notice of Conversion with respect to such holder shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such holder and subject to such mandatory conversion; and (iii) the place or places where certificates for shares of Series B Preferred Stock held of record by such holder are to be surrendered for issuance of certificates representing shares of Common Stock.

c)	No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or the bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, including Section 3(b) and this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the adjustment and conversion rights of the holders of the Series B Preferred Stock against impairment. Nothing in this Section 5(c) shall be deemed to grant approval or voting rights to the holders of Series B Preferred Stock that are in addition to those set forth in Section 9 hereof.

d)	Reservation of Shares Issuable upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series B Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; provided that if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series B Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

6.	Reorganization Events.

a)	So long as any shares of Series B Preferred Stock are outstanding, if there occurs a Reorganization Event, then a holder of shares of Series B Preferred Stock shall, effective as of the consummation of such Reorganization Event, automatically receive for such Series B Preferred Stock the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which the number of shares of Series B Preferred Stock held by such holder would then be convertible (without regard to any limitations on conversion of the Series B Preferred Stock).

b)	In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the holders of Series B Preferred Stock shall be entitled to participate in such elections as if they had converted all of their Series B Preferred Stock into Common Stock immediately prior to the election deadline.

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c)	For the avoidance of doubt, nothing set forth herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Reorganization Event provided that the Series B Preferred Stock is treated as set forth in this Section 6.

7.     Maturity; Redemption. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation. The Series B Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series B Preferred Stock at any time. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series B Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series B Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

8.     Voting Rights. The holders of Series B Preferred Stock will not have any voting rights, except as provided in Section 9 below or as otherwise from time to time required by law.

9.     Protective Provisions.

a)	So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by North Carolina law:

i.	any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designation) or the bylaws that would significantly and adversely affect the rights or preferences of the Series B Preferred Stock (which shall not include, for the avoidance of doubt, any Reorganization Event in connection with which the Series B Preferred Stock is treated as provided in Section 6 above or any increase or decrease in the authorized amount of capital stock of the Corporation); or

ii.	the consummation of a Reorganization Event in connection with which the Series B Preferred Stock is not converted or otherwise treated as provided in Section 6.

Notwithstanding anything to the contrary herein, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock, in any case ranking equally with, junior to and/or senior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation's liquidation, dissolution or winding up will not, in and of itself, be deemed to significantly and adversely affect rights, preferences or privileges of the Series B Preferred Stock and, notwithstanding any provision of North Carolina law, holders of Series B Preferred Stock will have no right to vote solely by reason of such an increase, creation or issuance.

b)	Notwithstanding the foregoing, holders of Series B Preferred Stock shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

c)	In the event that the Corporation makes (i) an offer to repurchase shares of Common Stock from all of the holders thereof, or (ii) a tender offer for any shares of Common Stock, the Corporation shall also offer to repurchase or make a tender offer for, as applicable, shares of Series B Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase and otherwise on terms which would provide the holders of the Series B Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series B Preferred Stock were so converted.

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10.    Notices. Any notice required by the provisions hereof to be given to the holders of Series B Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder's address as it appears on the books of the Corporation.

11.    Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

12.    No Preemptive Rights. Except as may be set forth in any agreement between the Corporation and any holder of Series B Preferred Stock, the holders of Series B Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation.

13.    Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Corporation's transfer agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

14.    Other Rights. The shares of Series B Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

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